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                                                                   Exhibit 23(b)

                        Consent of Independent Auditors

The Board of Directors
GWC Corporation

We consent to the use of our audit reports dated January 29, 1993, on the consolidated financial statements and related schedules of GWC Corporation and subsidiaries as of December 31, 1992 and 1991 and for each of the years in the three-year period ended December 31, 1992, included in or incorporated by reference in its annual report on Form 10-K, which is incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement and Prospectus.



/s/ KPMG Peat Marwick
Philadelphia, Pennsylvania
February 3, 1994